[Medtronic logo]                                               NEWS RELEASE

Medtronic, Inc.                                        Contact:
7000 Central Avenue N.E.                               Dale Beumer
Minneapolis, Minnesota  55432-3576                     Investor Relations
Telephone: (612) 574-4000                              612-574-3038

                                                       Dick Reid
                                                       Public Relations
                                                       612-574-3052

FOR IMMEDIATE RELEASE

         MEDTRONIC REPORTS NET INCOME ROSE 52.8 PERCENT
         ON RECORD QUARTERLY REVENUES OF $529.2 MILLION

         MINNEAPOLIS, MN, February 13, 1996 -- Led by continuing market-share gains in its Bradycardia Pacing and Tachyarrhythmia Management businesses, Medtronic, Inc. (NYSE: MDT) today reported that third-quarter net earnings rose
52.8 percent to $109.0 million, or $0.47 per share, from the $71.4 million ($0.31 per share) earned in fiscal 1995.

         Quarterly revenues were $529.2 million, up 27.9 percent from the $413.7 million recorded last year. Excluding effects of foreign currency translation, revenues rose 26.2 percent, the company's largest single quarterly revenue increase in nearly eight years. It was the seventh consecutive quarter in which revenues and net earnings increased more than 20 percent.

         For nine months, Medtronic net earnings rose 51.5 percent to total $312.4 million on revenues of $1.6 billion, compared with $206.2 million earned on revenues of $1.2 billion in the first three quarters a year ago.

         President and Chief Executive Officer William W. George said the quarter "strongly validates Medtronic's major financial commitment to research and development. Two recent products of that strategy - the Thera(R) 'i-series'(TM) pacemakers and the Jewel(R) defibrillator with Active Can(TM) technology -- drove market-share gains from competitors worldwide."

         George noted that innovative successors to these products -- a new family of advanced pacemakers and the Micro Jewel(TM) implantable defibrillator -- have entered clinical evaluation in Europe. He also said the growing use of Medtronic pacemaker and ablation products for treatment of atrial fibrillation through what is known as an "ablate and pace" procedure was accelerating the sales growth of the Pacing business.

         Medtronic tachyarrhythmia product sales more than doubled over the comparable quarter a year ago. Sales of bradycardia pacing products continued their sales growth rate in the high teens, primarily attributable to worldwide medical acceptance of Thera and Thera-i pacemakers.

         Medtronic recorded very strong growth in its Interventional Vascular and Neurological businesses. Led by the Wiktor(R) coronary stent in Europe and Japan, interventional vascular sales increased more than 45 percent. Neurological revenues grew 50 percent, led by new stimulation products and contributions from the recent acquisitions of PS Medical, Inc., and Micro Interventional Systems, Inc. Revenues from the Cardiac Surgery business were flat with those of the prior year.

         George said Medtronic expects to continue its strong sales and earnings momentum for the year ending April 30, although the strengthening of U.S. currency on foreign exchange markets would likely result in unfavorable currency translation in the fourth quarter.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company. Its Internet address is http://www.medtronic.com.

                              (tabulation follows)

                                 MEDTRONIC, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                                   (Unaudited)

                                    Three months ended              Nine months ended
                                 January 26,    January 27,    January 26,    January 27,
                                    1996           1995            1996         1995
                                               (in thousands, except per share data)


Net sales                        $   529,203    $   413,723    $ 1,573,011    $ 1,225,670

Costs and expenses:

    Cost of products sold            143,194        129,186        439,837        383,345

    Research and development
      expense                         61,203         46,756        167,870        135,891

    Selling, general, and
      administrative expense         162,977        132,181        502,919        398,476

    Interest expense                   1,739          2,049          5,721          6,765

    Interest income                   (6,368)        (3,780)       (20,283)        (8,850)
                                 -----------    -----------    -----------    -----------

      Total costs and expenses       362,745        306,392      1,096,064        915,627
                                 -----------    -----------    -----------    -----------



Earnings before income taxes         166,458        107,331        476,947        310,043

Provision for income taxes            57,428         35,955        164,547        103,864
                                 -----------    -----------    -----------    -----------

Net earnings                     $   109,030    $    71,376    $   312,400    $   206,179
                                 ===========    ===========    ===========    ===========

Weighted average shares              233,592        230,096        232,835        230,346
    outstanding


Net earnings per share           $      0.47    $      0.31    $      1.34    $      0.90
                                 ===========    ===========    ===========    ===========


The first two quarters of FY96 have been restated to reflect the November 1995 acquisition of Micro Interventional Systems, Inc. which was accounted for as a pooling of interests. Prior years activity has not been restated as the impact of the business combination in prior years is not considered material and restatement is therefore not required.